As filed with the Securities and Exchange Commission on May 18, 2023

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHERN CALIFORNIA BANCORP

(Exact name of registrant as specified in its charter)

California	84-3288397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12265 El Camino Real, Suite 210 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Southern California Bancorp 2019 Omnibus Equity Incentive Plan

(Full title of plan)

David I. Rainer

Chief Executive Officer

Southern California Bancorp

12265 El Camino Real, Suite 210

San Diego, California 92130

(844) 265-7622

(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

Joshua A. Dean, Esq.

David J. Gershon, Esq.

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, Tenth Floor

Costa Mesa, California 92626

(714) 513-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Southern California Bancorp (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

●	The Company’s Registration Statement on Form 10 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed on April 6, 2023, as amended by Amendment No. 1, filed on April 24, 2023 (collectively, the “Form 10”); and

●	The description of the Company’s common stock set forth in the Form 10, and any future amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Company is a California corporation and is subject to the California Corporations Code (the “California Code”). Section 317 of the California Code authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in Section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Company’s articles of incorporation authorize the Company to, and the Company’s bylaws provide that the Company must, indemnify its directors and officers to the fullest extent authorized by the California Code and may also pay expenses incurred in defending a proceeding in advance of its final disposition subject to the delivery of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to indemnification.

The Company has entered into indemnification agreements with its directors and executive officers. These agreements require the Company to, among other things, (i) indemnify the directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations and (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.

The foregoing summaries are necessarily subject to the complete text of the statute, the articles of incorporation, the bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification for violations of state securities laws may be limited by applicable laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit	Description
4.1	Articles of Incorporation of Southern California Bancorp (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10 filed on April 6, 2023)

4.2	Bylaws of Southern California Bancorp (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form 10 filed on April 6, 2023)

5.1	Opinion of Sheppard Mullin Richter & Hampton, LLP

23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (included in Exhibit 5.1)

23.2	Consent of Eide Bailly LLP

24	Power of Attorney (included in signature page)

99.1	Southern California Bancorp 2019 Omnibus Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement on Form 10 filed on April 6, 2023)

107	Calculation of Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 18, 2023.

SOUTHERN CALIFORNIA BANCORP

By	/s/ David I. Rainer
David I. Rainer Chief Executive Officer

POWER OF ATTORNEY

The officers and directors of Southern California Bancorp whose signatures appear below hereby constitute and appoint Thomas Dolan and Manisha Merchant, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

	Signature/Name	Title	Date

By:	/s/ David I. Rainer	Chief Executive Officer, Chairman and Director	May 18, 2023
	David I. Rainer	(Principal Executive Officer)

By:	/s/ Thomas Dolan	Executive Vice President, Chief Operating Officer and	May 18, 2023
	Thomas Dolan	Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Joann Yeung	Senior Vice President and Chief Accounting Officer	May 18, 2023
	Joann Yeung	(Principal Accounting Officer)

By:	/s/ John Farkash	Director	May 18, 2023
John Farkash

By:	/s/ Irwin Golds	Director	May 18, 2023
Irwin Golds

By:	/s/ Frank D. Di Tomaso	Director	May 18, 2023
Frank D. Di Tomaso

By:	/s/ Lester Machado	Director	May 18, 2023
Lester Machado

By:	/s/ Kaveh Varjavand	Director	May 18, 2023
Kaveh Varjavand

By:	/s/ David Volk	Director	May 18, 2023
David Volk

By:	/s/ Anne Williams	Executive Vice President, Chief Credit Officer and Director	May 18, 2023
Anne Williams

By:	/s/ Anita Wolman	Director	May 18, 2023
Anita Wolman